                                                                  EXHIBIT 7(c).4



                            WASHINGTON MUTUAL, INC.



[LOGO]                   ACQUISITION THROUGH MERGER OF             [LOGO]
                  KEYSTONE HOLDINGS, INC., INDIRECT PARENT OF


                             AMERICAN SAVINGS BANK



                                 JULY 22, 1996

                                  INTRODUCTION

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION


This presentation contains estimates of future operating results for 1996, 1997 and 1998 for both Washington Mutual Inc., Keystone Holdings Inc. and American Savings Bank on a stand-alone and pro forma combined basis and estimates of financial condition and cost savings on a combined basis. These estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in WAMU's Current Report on Form 8-K dated July 22, 1996, as filed with the Securities and Exchange Commission, to which report reference is hereby made.


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
TRANSACTION RATIONALE

Financially Attractive

        -  Double digit EPS accretion

        -  Reduces interest rate sensitivity

        -  Accelerates achievement of 5-year financial goals

 Compelling Strategic Fit

        -  Unique balance sheet fit

        -  Creates West Coast powerhouse franchise

        -  Platform for future growth

Creates Shareholder Value

        -  Increased levels of profitability

        -  Meaningfully accelerates EPS growth

        -  Possible P/E multiple expansion



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
TRANSACTION SUMMARY
- ------------------------------------------------------------------------------

Initial Transaction Value:                         $1.20 billion (@ $30 WAMU Price)(1)(2)

  Consideration:

    Initial:                                       40 million WAMU shares
    FIRREA-Related Litigation Contingency:         Up to 8.0 million additional shares distributed from escrow based upon after-tax proceeds, if any, received after
                                                   expenses.

Caps and Collars:                                  None

Initial Secondary Offering:                        Approximately 15 million shares to be offered in broadly
                                                   distributed underwriting following the closing.

Accounting:                                        Pooling of interests/Tax free exchange

Targeted Closing Date:                             4th Quarter 1996

Pro Forma Ownership (Rounded):                     Shares/Percent(2)
                                                   -----------------

  Current WAMU Shareholders:                           77mm/66%
  Keystone Partners:                                   26mm/22%
  FSLIC Resolution Fund (FRF):                         14mm/12%

Board Composition:                                 Board increases from 13 by 2
                                                   New director nominees to be mutually agreed upon

- --------
(1) Upon receipt of maximum litigation proceeds by combined companies, transaction value would equal $1.44 billion (at $30 per WAMU share) if all 8.0 million escrow shares were released.

(2)  Based on initial exchange of 40 million shares.

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
TRANSACTION PRICING
===============================================================================

   --------------------------------------------------------------------------
                                             AVERAGE OF
                             KEYSTONE        COMPARABLE        WAMU TRADING
                             HOLDINGS      TRANSACTIONS(2)       MULTIPLES
   --------------------------------------------------------------------------
   Initial Value:(1)       $1.20 billion         --                --
   Initial Value to:
     1996E EPS                11.0x(3)         15.7x(4)           9.8x(5)
     1997E EPS                 8.3(3)          14.6(4)            8.8(5)
     1998E EPS                 7.3(3)           N.A.              8.0(5)
     Book Value                1.54x            1.50x             1.52x
     Tangible Book Value       1.54             1.57              1.68
   Implied Deposit Premium     3.30%            7.73%              --
   --------------------------------------------------------------------------

   (1) Based on WAMU share price of $30.00 per share, assuming no distribution of escrow shares.
   (2) Based on 27 thrift deals announced since 1/1/95 with acquisition value greater than $100 million.
   (3) Based upon Keystone management's projected earnings, tax-effected at pro forma effective tax rate of 40%. See "Special Note" on page 2.
   (4)  Excludes from average, P/E multiples greater than 30.0x.
   (5) Based on I/B/E/S estimate for 1996 and 1997. 1998 estimate based on 1997 estimate and earnings growth rate of 11%. See "Special Note" on page 2.

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
PRO FORMA OVERVIEW
===============================================================================

   (Data as of June 30, 1996; Dollars in Millions)
   --------------------------------------------------------------------------
                                             WAMU              PRO FORMA
   --------------------------------------------------------------------------
   Assets                                 $22,323              $42,165
   Deposits                                11,027               23,756
   Market Capitalization                    2,322                3,522(1)
   Total Equity/Assets                       7.38%                5.28%
   Households Served (000s)                   769                1,350
   Offices                                    317                  537

   --------------------------------------------------------------------------
   (1) Based on 40 million shares at $30 per share; at 48 million shares at $30 per share, pro forma market capitalization would be $3,765 million.

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
ORGANIZATIONAL & OPERATIONAL ISSUES
===============================================================================

        -  Will continue to use the American Savings name in California

        -  Will be a first-tier subsidiary of Washington Mutual, Inc.

        -  Key American Savings managers to remain in place

        -  Combine back office, retain ASB distribution network

        -  WAMU's broader product line to be delivered through ASB

        -  Expect to convert systems within six months of closing


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
=============================================================================

                          OVERVIEW OF AMERICAN SAVINGS

=============================================================================

OVERVIEW OF AMERICAN SAVINGS
==============================================================================

        - Acquired by Robert M. Bass and other investors in 1988 with Government assistance; FRF retained a warrant interest

        -  One of CA's largest franchises with $20.4 billion in assets

        -  158 branches with $12.7 billion in deposits

        - Statewide franchise with concentration around San Francisco and Los Angeles

        -  Second largest single family mortgage originator in California

        - Profitability and credit quality ratios compare favorably to CA peers

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
OVERVIEW OF AMERICAN SAVINGS
=============================================================================

    (Dollars in Millions)
    -------------------------------------------------------------------------
                                        ACTUAL           ASB PROJECTED(2)
                                  ------------------   ----------------------
                                  1995   1996 YTD(1)   1996     1997     1998
     ------------------------------------------------------------------------

    Net Interest Income           $407      $248      $490      $514      $549
    Provision for Loan Losses      (64)      (31)      (67)      (42)      (43)
    Other Income                    90        42        80        91        96
    Expenses                      (272)     (138)     (260)     (268)     (276)
                                  -----     -----     -----     -----     -----
    Pre-Tax Income                $161      $121      $243      $295      $326
    After-Tax Income(3)            $97       $73      $146      $178      $196

    NIM                           2.20%     2.63%     2.58%     2.61%     2.68%
    Efficiency Ratio             51.20     44.90     45.60     44.30     42.80
    ROAA(3)                       0.50      0.74      0.74      0.86      0.92
    Average Assets             $19,271   $19,745   $19,811   $20,658   $21,342

    ---------------------------------------------------------------------------
    (1)  Data for the six months ended June 30, 1996.
    (2) 1996, 1997 and 1998 results are estimated and constitute forward-looking information. See "Special Note" on page 2.
    (3)  Assumes a pro forma tax rate of 40%.

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
THE CALIFORNIA ECONOMY
- --------------------------------------------------------------------------------

  - Key economic indicators point to a recovery

        + Improving job growth and declining unemployment

        + Personal income growth

        + Improving real estate sales and pricing trends

- - Largest state economy with a fragmented banking market

        + Sixth largest economy in the world

        + More fragmented than Washington and Oregon

- - Market share opportunities

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

- --------------------------------------------------------------------------------


                               FINANCIAL OVERVIEW


- -------------------------------------------------------------------------------

FINANCIAL OVERVIEW
- -------------------------------------------------------------------------------

 - Returns meet or exceed WAMU's requirements for accretion and IRR:

        + Immediately accretive, with double digit accretion by 1997

        + Maintains solid capital levels and capital flexibility

        + Non-performers, loss reserve coverage within WAMU's target levels, after closing charges

        + Reduces WAMU's interest rate sensitivity

        + Accelerates achievement of WAMU's 5-year plan

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
CREATES DOUBLE DIGIT ACCRETION

(Dollars in Millions; Except Per Share Amounts)

                                                        1996(1)                        1997                       1998

WAMU I/B/E/S Estimated Net Income(2)                    $247                            $274                        $297
ASB Planned Net Income(3)                                171 (4)                         178                         196
Keystone Adjustments(5)                                  (37)                            (33)                        (32)
                                                        -----                           -----                       -----
   Acquired Net Income                                  $134                            $145                        $164
Net Interest Income Pickup(5)                             -                               12                          39
Net Cost Savings(6)                                       -                               15                          30
Retirement of Holding Co. Financings(7)                   -                               12                          17
                                                        ----                            ----                        ----
    Pro Forma Net Income                                $381                            $458                        $547

STAND ALONE EPS(2)                                     $3.06                           $3.39                       $3.76

ESTIMATED COMBINED EPS(8)                               3.16                            3.75                        4.50

   ACCRETION                                             3.3%                           10.6%                       19.6%

- ------------------------
(1) Excludes anticipated transaction charge. Pro forma EPS including transaction charges is $1.46.
(2) Net income before preferred dividends. Based on I/B/E/S estimate for 1996 and 1997. 1996 estimate based on 1997 estimate and earnings growth rate of 11%. These estimates for 1996, 1997 and 1998 constitute forward-looking statements. See "Special Note" on page 2.
(3)     Based on ASB business plan; tax-effected at 40% in 1997 and 1998.
(4) Based upon expected taxes paid at a 29% effective tax rate. At a 40% pro forma tax rate, net income would be $146 million.
(5) Represents financing cost of ASB's holding co. debt and preferred stock.
(6)     See pages 15 and 16 for further detail.
(7) Estimated after-tax benefits of retiring ASB's holding co. debt and preferred stock.
(8) Based on 117.5 million pro forma shares outstanding in 1996, 119.5 million in 1997 and 121.0 million in 1998.

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
NET INTEREST INCOME PICKUP

(Dollars in Millions)

                                                                        1997(1)                 1998(1)

ASB's Forecasted SFR Loan Originations                                  $5,188                  $5,688

ARMs Held per ASB Plan                                                  (2,874)                 (2,924)

Fixed-rate Originations Sold                                              (900)                 (1,000)
                                                                        -------                 -------
   Originations Available for Portfolio                                 $1,414                  $1,764

   Cumulative                                                            1,414                   3,178

   Average Cumulative Increase in Portfolio                                700                   2,300

   Incremental Pre-Tax Earnings (at) 250 bp(2) spread                       20                      64

   Incremental After-Tax Earnings                                           12                      39

- -------------------------
(1) These estimates constitute forward-looking statements. See "Special Note" on page 2.
(2) Earnings pickup due to additional leverage made possible through capital retention related to change in dividend policy and cost savings.


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
COST SAVINGS ESTIMATES

(Dollars in Millions)
                                                                1997(1)                          1998(1)
                                                        --------------------             --------------------
                                                                     % of ASB                        % of ASB
PRE-TAX OPERATING EXPENSE                               AMOUNT    OP. EXP.(2)            AMOUNT    OP. EXP(2)
- -------------------------------------------------------------------------------------------------------------

Corporate Expenses                                      $20        28%                   $38        53%

Lending Operations                                        4         8                     10        17

Retail Operations                                         1         0                      2         1
                                                        ---                              ---
    Total Cost Savings                                  $25        10%                   $50        20%

    After-Tax Cost Savings                              $15                              $30

- ---------------------
(1) These estimates constitute forward-looking statements. See "Special Note" on page 2.
(2) Based on total of all expenses except interest, taxes and loss provision.

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
TRANSACTION CHARGES DETAIL



(Dollars in Millions)


Additional Loan Loss Reserves            $125

Severance & Management Payments            40

Holdings Company Debt Call Premiums        15

Other Charges                              63
                                         -----
  Total Charges                          $243

Tax Effect(1)                             (43)
                                         -----
  Net Charges                            $200

- ------------
(1) Includes negative adjustment of approximately $50 million to ASB's deferred tax asset resulting from the change in ownership.


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
PRO FORMA ASSET QUALITY



(Data as of June 30, 1996; Dollars in Millions)

                                                WAMU            KEYSTONE            ADJ.           PRO FORMA
- ------------------------------------------------------------------------------------------------------------

Nonperforming Loans (NPLs)                      $ 76             $136                -              $212

REO                                               27               84                -               111
                                                ----             ----                               ----
Nonperforming Assets (NPAs)                     $103             $220                               $323

Loan Loss Reserves (LLR)                        $144             $ 90               $125            $359

NPAs/Assets                                     0.46%            1.08%                              0.77%

Reserves/NPLs                                  189.5             66.3                              169.5


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
PRO FORMA CAPITAL BASE
- --------------------------------------------------------------------------------
(Data as of June 30, 1996; Dollars in Millions)
- --------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------

                                    WAMU        KEYSTONE      ADJ.       PRO FORMA
Preferred Equity                   $  118      $ 80          $ (80)(1)   $  118
Convertible Preferred Equity(2)       132        --             --          132
Common Equity                       1,397       777(3)        (200)(4)    1,974
                                   ------      ----          -----       ------
   Total Equity                    $1,647      $861          $(280)      $2,228(5)
Book Value Per Share               $19.73        --             --       $17.96
Tangible Book Value Per Share       17.83        --             --        16.66
Tangible Equity/Assets(6)            6.76%     4.19%            --         4.95%
Common Equity/Assets(6)              6.85      3.81             --         5.00
Total Equity/Assets                  7.38      4.20             --         5.28
- ----------------------------------------------------------------------------------

(1) Reflects retirement of New American Capital preferred stock at close.
(2) WAMU Series D convertible preferred is convertible to common at year-end
    1996.
(3) Includes minority interest attributable to FRF Warrants.
(4) Reflects transaction charge of $200 million.
(5) A 78 basis point SAIF assessment would reduce pro forma total equity by an estimated $91 million after tax, with a corresponding reduction in annual deposit insurance premiums of approximately $27 million.
(6) Includes convertible preferred.

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
PRO FORMA EARNING ASSET MIX
- --------------------------------------------------------------------------------
(Pro Forma Combined Data as of June 30, 1996; Dollars in Millions)
- -------------------------------------------------------------------------------

                                        AMOUNT                 %
- -------------------------------------------------------------------------------
MBS & Investment Securities            $13,626                 34%
Residential Loans                       19,972                 49
Multi-family                             2,435                  6
Commercial Real Estate                   1,347                  3
Consumer                                 2,846                  7
Commercial Business                        270                  1
                                       -------
  Total Interest Earning Assets        $40,496                100%
                                       =======
- --------------------------------------------------------------------------------

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
PRO FORMA LIABILITY MIX
================================================================================

     (Pro Forma Combined Data as of June 30, 1996; Dollars in Millions)
     -----------------------------------------------------------------------
                                               AMOUNT             %
     -----------------------------------------------------------------------
     Deposits
       Checking and Savings                   $ 8,073            20%
       Time                                    15,683            39
                                              -------
         Total(1)                              23,756            59

     Annuities                                    866             2
     Borrowings                                14,732            37
     Other Liabilities                            583             2
                                              -------
         Total Liabilities                    $39,937           100%
                                              =======

     -----------------------------------------------------------------------
     (1) Includes $4.5 billion of BIF deposits.


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
BALANCE SHEET OPPORTUNITIES
==============================================================================

    (Pro Forma Combined Data as of or for the Six Months Ended
     June 30, 1996; Dollars in Millions)
    ----------------------------------------------------------------------
                         RETAIL     COMMERCIAL      WHOLESALE
                         BANKING      BANKING        BANKING      TOTAL
    ----------------------------------------------------------------------
Total Assets             $32,030      $2,729(1)      $7,406       $42,165
 %                            75%          7%            18%          100%
Capital Assigned          $1,563        $300           $361        $2,224
NIM                         3.13%       4.92%          1.20%         2.95%

    ----------------------------------------------------------------------
    (1) Includes $1,702 million in commercial real estate loans and $1,027 million in commercial bank assets.


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
REDUCES INTEREST RATE SENSITIVITY
- --------------------------------------------------------------------------------
(Data as of June 30, 1996)
- --------------------------------------------------------------------------------

                                   WAMU        ASB        PRO FORMA
- --------------------------------------------------------------------------------
One-Year Gap                      (9.5)%       7.0%       (1.6)%
COFI ARMs/Assets                     2 %        84%         41 %
Other ARMs/Assets                   40           2          22
                                  ----         ---        ----
    Total ARMs/Assets               42 %        86%         63 %
Deposits/Assets                     49 %        62%         56 %
- -------------------------------------------------------------------------------

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
ACCELERATES ACHIEVEMENT OF 5-YEAR GOALS
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                            STAND ALONE                        PRO FORMA
5-YEAR GOAL                   6/30/96           GOAL           6/30/96(1)
- ------------------------------------------------------------------------------
ROCE                           15.2%           18%             17.8%
ROAA                           1.09           1.20              0.94
Efficiency Ratio                 53            <50                48
One Year Gap                   (9.5)        <(10.0)             (1.6)
NPAs/Assets                    0.46          <1.00              0.77
Reserves/NPLs                   189           >100               170
Equity/Assets                  7.38          >6.00              5.28
- ------------------------------------------------------------------------------

- ---------------
(1) Assumes 100% cost savings; after transaction charges.

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


                            SUMMARY FINANCIAL IMPACT
                            ________________________


                        * Approximate 3.3% deposit premium

                        * Immediately accretive to EPS

                        * Maintains solid capital levels

                        * Increases deposit funding/improves flexibility

                        * Reduces interest rate sensitivity

                        * Accelerates achievement of 5-year financial goals






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


                            ________________________


                            COMPELLING STRATEGIC FIT

                            ________________________

                            COMPELLING STRATEGIC FIT
                            ________________________


                        * Unique balance sheet fit

                           * Ability to retain ASB's excess loan originations

                           * Effective deployment of WAMU's excess capital


                        * Creates a West Coast powerhouse franchise

                           * Leading mortgage origination/servicing capability

                           * Significant market share in attractive markets


                        * Platform for future growth

                           * Acquisition opportunities

                           * Leveraging ASB's franchise



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


                            UNIQUE BALANCE SHEET FIT


                        * ASB's ARM production capability

                        * Leverages WAMU's excess capital

                        * Blend of COFI and Treasury ARMs

                        * Reduces impact of WAMU's fixed-rate portfolios

                        * Less reliance on wholesale funding



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



                         CREATES WEST COAST POWERHOUSE

        Map of Western United States showing locations of Washington Mutual's and American Savings' consumer branches, loan production centers and commercial bank branches in the states of Washington, Oregon, California, Arizona, Utah, Idaho and Montana. The Washington Mutual branches are primarily clustered around Seattle, Portland and Salt Lake City and the American Savings branches are primarily clustered around San Francisco and Los Angeles.


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



                         CREATES WEST COAST POWERHOUSE
                         -----------------------------


                        (Data as of December 31, 1995; Dollars in Millions)

                        ------------------------------------------------------------
                        STATE                           DEPOSITS        MARKET SHARE(1)
                        ------------------------------------------------------------


                        Washington                       $ 8,218           18%

                        Oregon                             2,811            9

                        California                        13,005            4
                                                         -------

                          Total West Coast States        $24,034            5

                        Other                                277            -
                                                         -------

                          Total                          $24,311            5%
                                                        ========

                        -------------------------------------------------------
                        (1) Pro Forma all pending acquisitions.




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
                      LEADING LOAN ORIGINATION CAPABILITY
- --------------------------------------------------------------------------------

        (Data for the Year Ended December 31, 1995; Dollars in Millions)
- -------------------------------------------------------------------------------

                                           SFR
STATE                                  ORIGINATIONS                   RANK
- -------------------------------------------------------------------------------
Washington                           $ 1,796                            1
Oregon                                 1,024                            1
California                             4,690                            2
Other                                    124                            -
                                      ------
  Total Originations                 $ 7,634                            -
Total Servicing for Others           $22,931                            -
- -------------------------------------------------------------------------------

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
LEADING SFR ORIGINATION MARKET SHARE
- --------------------------------------------------------------------------------


        Bar graph showing the three leading banks by market share of single family residential originations in each of Washington, Oregon and California for the first quarter of 1996. In Washington, Washington Mutual's market share is 14%, Norwest's is 6% and BankAmerica's is 5%. In Oregon, Washington Mutual's market share is 9%, and each of Norwest's and BankAmerica's is 5%. In California, BankAmerica's market share is 7%, Washington Mutual's is 4% (on a proforma combined basis with American Savings) and Countrywide's is 3%.









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
CONTINUED GROWTH THROUGH ACQUISITION
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
      SIZE RANGE(1)     CALIFORNIA     WASHINGTON     OREGON     UTAH
- --------------------------------------------------------------------------------
BANKS
  $2B-$10B                   3             0             0         2
  $0.5B-$2B                 17             2             0         0
  $0.1B-$0.5B               84            20            10         7
                           ---           ---           ---       ---
     Total Banks           104            22            10         9

THRIFTS
  $5B-$15B                   4             0             0         0
  $2B-$5B                    4             1             0         0
  $0.5B-$2B                 16             4             1         0
                           ---           ---           ---       ---
     Total Thrifts          24             5             1         0

TOTAL THRIFTS AND BANKS    128            27            11         9
                           ===           ===           ===       ===

- -------------------------------------------------------------------------------
(1) Based upon total deposits. Reflects independent entities headquartered in the state. Pro forma all pending acquisitions.

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
LEVERAGING ASB'S FRANCHISE
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
LOAN PRODUCTS                  DEPOSIT PRODUCTS            ASSET ACCUMULATION
- --------------------------------------------------------------------------------
Home Equity Loans              Checking Accounts           Mutual Funds

Auto Loans                     Money Market Accounts       Annuities

Unsecured Personal Loans


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
- -----------------------------------------------------------------------

                       CREATES SHAREHOLDER VALUE

- -----------------------------------------------------------------------

CREATES SHAREHOLDER VALUE
- --------------------------------------------------------------------------------

+ Return on equity estimated to be in line with high performing bank peers

+ EPS growth estimated to be significantly above peers

+ WAMU as an investment opportunity
   - Possible P/E multiple expansion
   - $3.5 billion market capitalization

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
PROFITABILITY STATISTICS
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                                 ESTIMATED
                                 COMBINED            BANK              THRIFT
                                YTD 1996(1)       AVERAGE(2)          AVERAGE(3)
- --------------------------------------------------------------------------------
ROAE                               17.8%              17.8%              10.6%
ROAA                               0.94               1.42               0.68
Efficiency Ratio                     48                 57                 50
Equity/Assets                      5.28               8.20               6.35
Market Price to:
   1997E EPS(4)                     8.0x              10.0x               9.0x
   1998E EPS(4)                     6.7                9.1                8.2
   Tangible Book Value             1.80               2.41               1.36


(1) Based on estimated combined first half 1996 annualized data and assuming 100% cost savings and completion of transaction charges.

(2) Includes BAC, WFC, USBC, FSCO, ZION, CMA and BOAT. Data for the quarter ended March 31, 1996.

(3) Includes AHM, GWF and GDW. Data for the quarter ended March 31, 1996.

(4) Based upon I/B/E/S projected information for bank and thrift average.

Source: SNL Securities

[LOGO] WASHINGTON MUTUAL           37           AMERICAN SAVINGS [LOGO] BANK

                       MEANINGFULLY ENHANCES EPS GROWTH
                       --------------------------------


        Bar graph showing actual earnings per share for Washington Mutual for 1995 of $2.59 and projected earnings per share for Washington Mutual (on a proforma combined basis with American Savings) for 1996 through 1998 of $3.16, $3.75 and $4.50, respectively.





[LOGO] WASHINGTON MUTUAL         38         AMERICAN SAVINGS [LOGO] BANK

                         UNIQUE INVESTMENT OPPORTUNITY
                         -----------------------------




                                    [CHART]


        Graph showing first quarter 1996 return on equity versus stock price divided by tangible book value for 10 financial institutions, plus Washington Mutual stand alone and on a proforma combined basis with American Savings. The Washington Mutual return on equity is for the first half of 1996.



[LOGO] WASHINGTON MUTUAL           39           AMERICAN SAVINGS [LOGO] BANK

                         UNIQUE INVESTMENT OPPORTUNITY
                         -----------------------------




                                    [CHART]



        Graph showing first quarter 1996 return on equity versus stock price divided by 1997 estimated earnings per share for 10 financial institutions, plus Washington Mutual stand alone and on a proforma combined basis with American Savings. The Washington Mutual return on equity is for the first half of 1996.



[LOGO] WASHINGTON MUTUAL           40           AMERICAN SAVINGS [LOGO] BANK

CONCLUSION
- --------------------------------------------------------------------------------
Financially Attractive
    + Double digit EPS accretion
    + Reduces interest rate sensitivity
    + Accelerates achievement of 5-year financial goals

Compelling Strategic Fit
    + Unique balance sheet fit
    + Creates West Coast powerhouse franchise
    + Platform for future growth

Creates Shareholder Value
    + Increased levels of profitability
    + Meaningfully enhances EPS growth
    + Possible P/E multiple expansion

[LOGO] WASHINGTON MUTUAL           41           AMERICAN SAVINGS [LOGO] BANK

- -----------------------------------------------------------------------

               APPENDIX TO INVESTOR PRESENTATION

- -----------------------------------------------------------------------

ASB HISTORICAL BALANCE SHEET ITEMS
- ----------------------------------

(Dollars in Millions)
- --------------------------------------------------------------------------------------------------------
                                                      AT DECEMBER 31,                        AT JUNE 30,
                                  ---------------------------------------------------------
                                    1991        1992        1993        1994        1995        1996
- --------------------------------------------------------------------------------------------------------
Total Assets                     $16,919.5   $17,273.3    $17,289.4   $18,536.8   $19,607.9   $20,367.4
Total Loans                        8,439.5     9,630.9      9,808.1    12,643.6    11,175.0    12,835.8
MBS                                1,304.2     1,629.6      2,995.4     3,027.5     6,952.0     6,331.7
Deposits                          13,973.7    13,985.7     13,367.6    12,815.5    13,005.0    12,729.0
Total Borrowings                   1,973.4     2,077.8      2,580.5     4,433.2     5,027.4     6,130.0
Stockholders' Equity                 719.4       906.9        999.0     1,014.1     1,239.0     1,180.4

Loans Originated                 $ 3,022.8   $ 4,393.7    $ 3,845.1   $ 4,738.0   $ 4,690.0   $ 2,791.4
Loans Serviced for Others          9,237.5     8,613.0      9,121.7    13,455.5    16,204.2    15,774.5
Nonperforming Assets                 268.7       388.1        409.9       337.9       244.1       219.9

NPAs/Total Assets                     1.59%       2.25%        2.37%       1.82%       1.25%       1.08%
Reserves/NPAs                         27.7        31.3         30.7        33.3        37.7        41.0

Tangible Capital                      4.19%       4.68%        5.27%       5.18%       5.39%       5.41%
Core Capital                          4.25        4.75         5.33        5.22        5.41        5.42
Total Risk-based Capital             12.77       12.12        12.24       10.84       10.12       10.74
KHI Stockholders' Equity(1)       $  617.0    $  669.7     $  759.9    $  737.6    $  961.6    $  860.9
- --------------------------------------------------------------------------------------------------------

(1) Includes minority interest attributable to the government warrant and $80 million in preferred equity.

[LOGO] WASHINGTON MUTUAL            43            AMERICAN SAVINGS [LOGO] BANK

ASB HISTORICAL INCOME STATEMENT
- --------------------------------------------------------------------------------
(Dollars in Millions)
- --------------------------------------------------------------------------------

                                                       YEAR ENDED                               SIX MONTHS ENDED
                                                       DECEMBER 31,                                  JUNE 30,
                                   --------------------------------------------------------    -------------------
                                    1991        1992        1993        1994        1995        1995        1996
- ------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                $ 529.5     $ 534.4     $ 450.7     $ 379.5     $ 406.4     $ 181.8     $ 248.1
Provision for Loan Losses            (63.6)     (143.7)     (123.5)     (101.6)      (63.8)      (34.5)      (31.0)
Other Income                          85.9        85.4        70.6       102.3        90.4        47.4        41.7
Expenses                            (286.5)     (278.5)     (271.6)     (270.1)     (272.2)     (138.4)     (137.5)
                                   -------     -------     -------     -------     -------     -------     -------
   Pre-Tax Income                    265.3       197.6       126.2       110.1       160.8        56.3       121.3
Income Taxes                         (84.1)      (32.8)      (11.6)       (0.9)      (12.3)        5.5       (27.7)
                                   -------     -------     -------     -------     -------     -------     -------
Income Before Extraordinary Item     181.2       164.8       114.6       109.2       148.5        61.8        93.6
Extraordinary Item (Net of Tax)         --        87.7          --          --          --          --          --
                                   -------     -------     -------     -------     -------     -------     -------
   Net Income                      $ 181.2     $ 252.5     $ 114.6     $ 109.2     $ 148.5     $  61.8     $  93.6
                                   =======     =======     =======     =======     =======     =======     =======
ROAA                                  1.07%       1.45%       0.67%       0.63%       0.77%       0.65%       0.95%
ROAE                                 25.29       32.65       12.05       10.81       13.22       11.34       15.39
Efficiency Ratio                      46.3        43.3        49.6        53.3        51.2        56.7        44.9
Net Interest Margin                   3.23        3.18        2.73        2.28        2.20        1.97        2.63
- ------------------------------------------------------------------------------------------------------------------

[LOGO] WASHINGTON MUTUAL            44            AMERICAN SAVINGS [LOGO] BANK

ASB HISTORICAL INCOME STATEMENT -- ROAA
- --------------------------------------------------------------------------------

INCOME STATEMENT AS A PERCENTAGE OF AVERAGE ASSETS
- --------------------------------------------------------------------------------
                                                                YEAR ENDED                              SIX MONTHS ENDED
                                                                DECEMBER 31,                                 JUNE 30,
                                      ----------------------------------------------------------      ---------------------
                                       1991         1992         1993         1994         1995         1995         1996
                                      -------------------------------------------------------------------------------------
Net Interest Income                      3.13%      3.07%        2.63%         2.19%       2.11%         1.90%       2.51%
Provision for Loan Losses               (0.38)     (0.82)       (0.72)        (0.59)      (0.34)        (0.36)      (0.31)
Other Income                             0.51       0.50         0.42          0.59        0.47          0.41        0.35
Operating Expenses                      (1.69)     (1.61)       (1.59)        (1.55)      (1.41)        (1.36)      (1.32)
                                      -------    -------      -------       -------     -------       -------     -------
   Pre-Tax Income                        1.57       1.14         0.74          0.64        0.83          0.59        1.23
Income Taxes                            (0.50)     (0.19)       (0.07)        (0.01)      (0.06)         0.06       (0.28)
                                      -------    -------      -------       -------     -------       -------     -------
Income Before Extraordinary Item         1.07       0.95         0.67          0.63        0.77          0.65        0.95
Extraordinary Item (Net of Tax)            --       0.50           --            --          --            --          --
                                      -------    -------      -------       -------     -------       -------     -------
   Net Income                            1.07%      1.45%        0.67%         0.63%       0.77%         0.65%       0.95%
                                      =======    =======      =======       =======     =======       =======     =======

- --------------------------------------------------------------------------------

[LOGO] WASHINGTON MUTUAL            45            AMERICAN SAVINGS [LOGO] BANK

ASB 1995/1996 QUARTERLY EARNINGS
- --------------------------------------------------------------------------------
(Dollars in Millions)
- --------------------------------------------------------------------------------

                                       1995                                1996
                            --------------------------------------   ------------------
                              Q1        Q2        Q3        Q4        Q1        Q2
- ---------------------------------------------------------------------------------------
Interest Income             $ 305.5    $ 330.6   $ 346.3   $ 353.7   $ 346.3   $ 354.8
Interest Expense             (220.4)    (234.4)   (238.5)   (236.4)   (225.2)   (227.8)
                            -------    -------   -------   -------   -------   -------
Net Interest Income            85.1       96.2     107.8     117.3     121.1     127.0
Provision for Loan Losses     (18.9)     (15.6)    (14.6)    (14.7)    (15.9)    (15.1)
Other Income                   29.3       18.7      18.0      24.5      20.2      21.4
Expenses                      (67.4)     (71.0)    (66.3)    (67.5)    (68.3)    (69.1)
                            -------    -------   -------   -------   -------   -------
Pre-Tax Income                 28.1       28.3      44.9      59.6      57.1      64.2
Income Taxes                    6.0       (0.7)     (5.0)    (12.7)    (14.5)    (13.2)
                            -------    -------   -------   -------   -------   -------
  Net Income                $  34.1    $  27.6   $  39.9   $  46.9   $  42.6   $  51.0
                            =======    =======   =======   =======   =======   =======

ROAA                           0.72%      0.57%     0.82%     0.97%     0.88%     1.02%
ROAE                           13.2        9.7      13.9      16.1      13.7      16.9
Efficiency Ratio               54.4       57.4      50.0      43.0      45.7      44.2
Net Interest Margin            1.87       2.08      2.32      2.54      2.62      2.64
- ----------------------------------------------------------------------------------------

[LOGO] WASHINGTON MUTUAL            46            AMERICAN SAVINGS [LOGO] BANK

ASB NONPERFORMING ASSET TRENDS
- --------------------------------------------------------------------------------
(Dollars in Millions)
- --------------------------------------------------------------------------------

                                     AT DECEMBER 31,
                       ----------------------------------------------  AT JUNE 30,
                           1992        1993        1994        1995        1996
                       -----------------------------------------------------------
NPLs                   $243.6         $259.0      $219.3      $144.1      $135.8
NPAs                    388.1          409.9       337.9       244.1       219.9
NPAs/Assets              2.25%          2.37%       1.82%       1.25%       1.08%

Reserves               $121.5         $125.7      $112.5      $ 92.0      $ 90.0
Reserves/NPLs            49.9%          48.5%       51.3%       63.8%       66.3%
Reserves/NPAs            31.3           30.7        33.3        37.7        41.0
- ----------------------------------------------------------------------------------

[LOGO] WASHINGTON MUTUAL           47           AMERICAN SAVINGS [LOGO] BANK

ASB VINTAGE ANALYSIS
- --------------------------------------------------------------------------------
+ The quality of assets originated has improved steadily since 1990

    - 1994 and 1995 vintages are demonstrating lower delinquencies than the 1993 vintage

    - As earlier vintages roll off the portfolio, aggregate losses will continue to decline


        Graph depicting, for American Savings' loans originated for each of the years 1989 through 1994, the percentage delinquent and cumulative REO for up to 26 quarters after loan origination. The graph includes a base target (at quarters 12 through 26) of approximately five percent. The graph generally shows the highest delinquency rates / REO for loans originated in 1990 and 1991 (approximately 19% and 12%, respectively) and the lowest for 1992, 1993 and 1994 (less than 5%).


[LOGO] WASHINGTON MUTUAL           48           AMERICAN SAVINGS [LOGO] BANK

PRO FORMA CLOSING BALANCE SHEET
- --------------------------------------------------------------------------------
(Dollars in Millions; Data as of June 30, 1996)
- --------------------------------------------------------------------------------

                                      WAMU         KHI         ADJUSTMENTS      PRO FORMA
- -------------------------------------------------------------------------------------------
ASSETS

Cash & Cash Equivalents              $   304     $   144         $    0          $   448
MBS & Investments                      7,406       6,740           (520)          13,626
Total Loans                           13,944      12,926              0           26,870
Loan Loss Reserves                      (144)        (90)          (125)            (359)
Other Assets                             813         761              6            1,580
                                     -------     -------         ------          -------
   Total Assets                      $22,323     $20,481         $ (639)         $42,165
                                     =======     =======         ======          =======

LIABILITIES & SHAREHOLDERS' EQUITY

Deposits                             $11,027     $12,729         $    0          $23,756
Annuities                                866           0              0              866
Borrowings                             8,602       6,495           (365)          14,732
Other Liabilities                        181         396              6              583
                                     -------     -------         ------          -------
   Total Liabilities                  20,676      19,620           (359)          39,941

Preferred Equity                         118          80            (80)             118
Common Equity                          1,529(1)      777           (200)           2,106(1)
                                     -------     -------         ------          -------
Total Equity                           1,647         857           (280)           2,228
                                     -------     -------         ------          -------
   Total Liabilities & Equity        $22,323     $20,481         $ (639)         $42,165
                                     =======     =======         ======          =======

- ------------------------------------------------------------------------------
(1) Includes WAMU Series D convertible preferred.

[LOGO] WASHINGTON MUTUAL           49           AMERICAN SAVINGS [LOGO] BANK

PRO FORMA ASSET COMPOSITION
- --------------------------------------------------------------------------------
(Dollars in Millions; Data as of June 30, 1996)
- --------------------------------------------------------------------------------

                                WAMU                KHI         ADJUSTMENTS    PRO FORMA
- ---------------------------------------------------------------------------------------------
Cash                       $    304    1%      $   144     1%       $    0      $   448     1%
MBS & Investments             7,406   33         6,740    33          (520)      13,626    32
Loans:
1-4 Family                    8,928   40        11,044    54             0       19,972    47
Multi-Family                    984    4         1,451     7             0        2,435     6
Commercial Real Estate(1)     1,001    4           346     1             0        1,347     3
Consumer:
   Home Equity                1,622    7            44     0             0        1,666     4
   Others                       324    2            41     0             0          365     1
                           --------            -------               -----       ------
Total Consumer                1,946    9            85     0             0        2,031     5
Manufactured Housing            815    4             0     0             0          815     2
Commercial Business             270    1             0     0             0          270     1
Loan Loss Reserves             (144)  (1)          (90)    0          (125)        (359)   (0)
                           --------            -------               -----       ------
   Total Loans               13,800   62        12,836    62          (125)      26,551    63
Other Assets                    813    4           761     4             6        1,580     4
                           --------            -------               -----       ------
   Total Assets             $22,323  100%      $20,481   100%        $(639)     $42,165   100%
                           ========            =======               =====      =======

- ------------------------------------------------------------------------------
(1) Includes construction loans.

[LOGO] WASHINGTON MUTUAL           50           AMERICAN SAVINGS [LOGO] BANK

PRO FORMA DEPOSIT/LIABILITY COMPOSITION
- --------------------------------------------------------------------------------
(Dollars in Millions; Data as of June 30, 1996)
- --------------------------------------------------------------------------------

                                WAMU                KHI         ADJUSTMENTS     PRO FORMA
- ----------------------------------------------------------------------------------------------
Checking                   $ 1,451     7%      $   862     4%       $   0       $ 2,313     6%
Savings                        963     5           780     4            0         1,743     6
Money Market                 3,197    15           820     4            0         4,017    10
Time                         5,416    26        10,267    53            0        15,683    39
                           -------             -------              -----       -------
    Total Deposits          11,027    53        12,729    65            0        23,756    61
Annuities                      866     4             0     0            0           866     2
Borrowings                   8,602    42         6,495    33         (365)       14,733    35
Other Liabilities              181     1           396     2            6           587     2
                           -------             -------              -----       -------
    Total Liabilities      $20,676   100%      $19,620   100%       $(359)      $39,937   100%
                           =======             =======              =====       =======

- ------------------------------------------------------------------------------

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
COFI VS. 1-YEAR T-BILL YIELD MOVING AVERAGE
- --------------------------------------------------------------------------------

        Line graph showing, for each of the Cost of Funds Index (11th District) and the 1-Year Treasury Bill, the moving average yield from June 1989 through January 1996. Each average yield decreases from approximately 9% at June 1989 to approximately 3.5% at November 1993 and then increases to 5% at January 1996.



[LOGO] WASHINGTON MUTUAL           52           AMERICAN SAVINGS [LOGO] BANK

WEST COAST MARKET LEADERSHIP
- --------------------------------------------------------------------------------
        Bar graphs showing the five financial institutions with the greatest market share in each of Washington, Oregon and California for single-family residential first mortgages (as of March 31, 1996) and Retail deposits (as of December 31, 1995). In Washington for single-family residential first mortgages, Washington Mutual's market share is 14%, Norwest's is 6%, BankAmerica's is 5%, Mellon's is 3% and Washington Federal's and Countrywide's are each 2%. In Oregon for single-family residential first mortgages, Washington Mutual's market share is 9%, each of Norwest's and BankAmerica's is 5%, Mellon's is 4% and each of Fleet Mortgage's and Premier's is 3%. In
California for single-family residential first mortgages, BankAmerica's market share is 7%, American Savings' is 4%, and each of Chase's, Norwest's and Home Savings' is 3%.

        In Washington for retail deposits, BankAmerica's market share is 19%, Washington Mutual's is 18%, Key Bank's is 14%, U.S. Bank's is 9% and First Interstate Bank (Wells Fargo) is 6%. In Oregon for retail deposits, U.S. Bank's market share is 31%, First Interstate Bank's (Wells Fargo) is 16%, BankAmerica's is 14%, Washington Mutual's is 9% and Key Bank's is 9%. In California for retail deposits, BankAmerica's market share is 21%, Wells Fargo's (including First Interstate) is 17%, AHM's is 7%, Great Western Bank's is 6%, American Saving's is 4% and UBNK's is 3%.


[LOGO] WASHINGTON MUTUAL           53           AMERICAN SAVINGS [LOGO] BANK

THE CALIFORNIA ECONOMY IS IMPROVING
- --------------------------------------------------------------------------------
        Three bar graphs show changes reflecting the state of the California economy. The first graph shows a comparison of the percentage change in employment in California versus the rate for the United States for the years
1991 through 1995. This graph generally shows increases in U.S. employment throughout the periods while California shows increases in employment only in 1994 and 1995. The second graph shows the change in personal income in California for the years 1992 through 1996 and projected for 1997. This graph generally shows increased personal incomes for each period of 2%-4% with the exception of 1993 in which a slight decrease occurs. The third graph shows the changes in residential real estate prices in each of Los Angeles, Sacramento, Riverside/San Bernardino, San Diego and San Francisco in California for the years 1991 through 1995 and projected for 1996. This graph generally shows decreasing home prices in 1991-1993 and increasing prices in 1994, 1995 and 1996 (projected).

[LOGO] WASHINGTON MUTUAL           54           AMERICAN SAVINGS [LOGO] BANK

LAWSUIT ESCROW
- --------------------------------------------------------------------------------
+ A CASH SETTLEMENT FROM PURSUING THE GOVERNMENT LAWSUIT MAY OCCUR; IF/WHEN IT
  IS RECEIVED, UP TO 8 MILLION ADDITIONAL SHARES WILL BE RELEASED FROM ESCROW

  - Shares will be released based on the after-tax proceeds received by WAMU, net of WAMU's expenses

  - In determining the number of shares to be released from escrow in the future, the shares will be valued at the WAMU average trading price established just prior to the close of the merger

  - Since the maximum number of shares is 8 million, if the WAMU price at closing is $30.00, the first $240 million of distributable proceeds (in this example) will be applied to the release of shares. Any excess is retained by WAMU

- --------------------------------------------------------------------------------
ACCOUNTING TREATMENT FOR ESCROWED SHARES PRIOR TO LAWSUIT SETTLEMENT(1)
- --------------------------------------------------------------------------------

ASSUMED FUTURE WAMU SHARE PRICE            $30.00     $35.00     $40.00     $45.00
- ----------------------------------------------------------------------------------
Theoretical After tax Cash Proceeds
  to WAMU(2)                              240.0      240.0      240.0      240.0
Escrow Shares (Maximum Issuable)            8.0MM      8.0MM      8.0MM      8.0MM
Equivalent Shares at Future Stock Price(3)  8.00       6.86       6.00       5.33
Estimated Additional Shares(4)              0.00       1.14       2.00       2.67
Share Dilution(5)                            0.0%       1.0%       1.7%       2.3%

- --------------------------------------------------------------------------------
(1) Assumes closing WAMU share price of $30.00. Assumes a 40% tax rate.
(2) Equals after-tax, after-expense proceeds that result in the release of all
    8.0 million shares; actual cash received could vary; any excess retained by WAMU.
(3) Equals Theoretical Cash Proceeds to WAMU divided by Assumed Future WAMU
    Share Price.
(4) If future share price is below average price (in this example, $30), additional shares will be 0.0 under the Treasury Stock Method.
(5) Based on 117.5 million pro forma fully diluted shares outstanding.

[LOGO] WASHINGTON MUTUAL           55           AMERICAN SAVINGS [LOGO] BANK

                                                               DRAFT OF 7/19/96

REFER TO SLIDE #2: INTRODUCTION AND SPECIAL NOTE           (Allow time to read)

SLIDE #3: TRANSACTION RATIONALE

Good morning and thank you for coming to hear about what we believe to be a terrific transaction for Washington Mutual's shareholders.

As you'll hear me say throughout the course of this presentation, we are terribly excited about the prospects of this transaction for three main reasons, namely:

     First and foremost, the transaction is financially attractive in that we anticipate it will be immediately accretive, with accretion of nearly 20% in 1998. The transaction will also reduce WAMU's interest rate sensitivity and risk profile while accelerating our ability to achieve the 5-year goals which we have set out over the course of prior investor presentations.

     Second, this transaction represents a tremendous strategic fit for WAMU in that both entities have highly complementary balance sheets and franchises. The expansion of WAMU's franchise to California will also provide us with additional avenues for growth; be they through subsequent acquisitions or through the realization of internal growth opportunities. Together, our two institutions will create a West Coast powerhouse, with many unique characteristics.

     Lastly, I think you'll see that this transaction creates significant shareholder value. The transaction meets all of the financial parameters which we have established in terms of EPS accretion, IRRs and the like and meaningfully enhances our growth prospects. While I think we were already undervalued on a stand alone basis, I think you'll agree that we are especially so on a pro forma basis.

SLIDE #4: TRANSACTION SUMMARY

Going through the highlights of the transaction:

We will initially be issuing 40MM shares to the sellers which, based on our current market value of $30.125/share represents a transaction value of approximately $1.2 billion. There is a FIRREA-related lawsuit pending. Our agreement provides that we could release up to 8 million additional shares, based on the after-tax proceeds of the lawsuit being received by WAMU. Of course, certain expenses would be subtracted before calculating the number of shares to be delivered in this situation.

I should point out that "Keystone" is the name of American Savings Bank's holding company. The investors who own Keystone are organized as Keystone Partners.

The transaction will be accounted for as a pooling of interests and be tax free to Keystone Partners. We will be asking our shareholders to approve the transaction, and we expect to receive all the regulatory approvals necessary and close the transaction by the end of this year.

Pro forma for the transaction, Keystone Partners will initially receive 26 million shares, or approximately 22% of WAMU pro forma, and the FDIC will initially receive 14 million shares, or approximately 12% of WAMU pro forma

We expect the FDIC to take advantage of the planned secondary offering which we will describe in a moment, but Bob Bass, who owns about half of the Keystone position, has told us that he intends to remain as a shareholder.

There are no caps or collars in the transaction and, as ASB is a private company, we would expect little to no arbitrage activity in conjunction with the transaction.

I should take a moment to say how happy we are at WAMU to have such well known and savvy investors as those involved with Keystone Partners becoming major shareholders of our company. Bob is here with us today and will make a brief statement at the conclusion of this presentation. Let me just state at this point that while there are no shareholder agreements in place for this transaction, Bob is extremely excited about the prospects of the shareholders of WAMU over the foreseeable future. As you see on the slide, we will work with Bob to nominate two mutually agreeable Directors to our Board. Going forward, this will be subject to his retaining a certain ownership percentage in the company. I look forward to working with Bob and the new Directors in creating shareholder value through executing the plans which we will outline for you today.

There will be a public secondary offering soon after closing of the transaction. All shareholders will have registration and piggy-back rights and we'd expect the FRF some small non-affiliated holders to reoffer their shares. As I mentioned, Bob has told us he plans to hold the shares he receives, but this offering will be an important source of liquidity to some of the other shareholders, most notably the FRF.

SLIDE #5: TRANSACTION PRICING

As I mentioned at the beginning, this transaction is very attractive from a financial perspective. I think you begin to see why on this chart, which shows the multiples. Not only do they compare favorably to similar transactions in the California marketplace, but the current and forward earnings multiples provide earnings accretion to WAMU on day one, even were we not to achieve any synergies. As you'll see, we hope to do considerably better than that and our ability to extract synergies should result in some very meaningful accretion levels going forward.

SLIDE #6: PRO FORMA OVERVIEW

Before going much further with the financial consequences of the transaction, let me step back and give you a birds eye view of the pro forma franchise:

The pro forma entity will have over $42 billion in total assets, making it the 24th largest depository institution in the U.S. We will be funded by close to $24 billion in customer deposits and have a market cap of close to $3.5 billion, the largest of any U.S. savings bank.

We will continue to have "well-capitalized" ratios and would have had a book value per share of $17.96 at June 30, 1996 and a tangible book value per share of $16.69.

We will serve more than 1.3MM households and have more than 500 offices.

SLIDE #7: ORGANIZATIONAL AND OPERATIONAL ISSUES

One last slide before telling you a little bit more about ASB and the financial impact of the merger.

We intend to continue to operate under the American Savings Bank name in California. American will become a separate first tier subsidiary of our holding company. But we will merge ASB's back office with our banking subsidiaries at Washington Mutual, so we will achieve the cost and operating benefits of utilizing a common platform.

In order to ensure as smooth an integration process as possible and the continued growth of the franchise going forward, we will be retaining a number of ASB's key managers. While it will take a few months to develop a detailed operating plan, our general plan will be to aggressively introduce Washington Mutual's consumer banking products and approaches throughout ASB's branch system. We expect to expand ASB's already strong loan origination capabilities, which may be used to replace some of WAMU's lower yielding mortgage backed securities with these floating rate loans. We expect to drive the necessary cost savings and convert to a common operating platform for the consumer banking operating within six months of closing the transaction.

SLIDE #9: OVERVIEW OF AMERICAN SAVINGS

Now let me give you a little background on American and I think you'll see why Washington Mutual is excited about the combination of our organizations. In 1988, the Robert M. Bass Group formed a partnership to acquire the failed savings and loan subsidiary of Financial Corporation of America in an FDIC-assisted transaction. As a result of the transaction, the FDIC retained a warrant position in American. Since 1988, American's management team has dramatically improved its franchise to become the 6th largest depository institution in California with $20.4 billion in assets and $12.7 billion in customer deposits. American has a strong retail branch network with 158 offices with concentrations in the San Francisco and Los Angeles markets and is ranked as the #2 residential mortgage originator in the state, 2nd only to BankAmerica. Today, American is a solid financial performer with strong profitability and prospects.

SLIDE #10 OVERVIEW OF AMERICAN SAVINGS

We have spent a considerable amount of time with American's management team to understand their business and financial strategy, including their management forecast shown here. This forecast has been used as the basis for certain pro forma estimates later in this presentation. American's 1996 first half results reflect its earnings momentum resulting from improved asset quality and stabilized interest rates. We are particularly pleased with their improved net interest margin, which is already ahead of plan in 1996.

SLIDE #11 THE CALIFORNIA ECONOMY

We believe that from an economic perspective the acquisition of American is well-timed. Key California indicators point to a recovery, including job growth, unemployment and personal income. Housing market trends have also turned positive. The California banking market is attractive to us for both its size and its fragmentation. This fragmentation provides market share opportunities for us, either through acquisition or internal growth.

SLIDE #13: FINANCIAL OVERVIEW

This transaction either meets or exceeds our internal requirements for accretion and IRR and results in a more advantageous transaction than had we dedicated a similar amount of capital to a share repurchase program.

As I mentioned, after the closing charges, we expect the transaction to be immediately accretive, even with no cost savings, and to be nearly 20% accretive once those savings are fully realized.

The transaction has been conservatively structured. Our capital position remains strong. Our asset quality and reserving levels are good and our cost savings estimates are conservative.

Finally, I'll go through how the transaction reduces WAMU's interest rate sensitivity, while accelerating our ability to reach most of our 5 year goals.

SLIDE #14: CREATES DOUBLE DIGIT ACCRETION

Here is how the combination of the two companies may result in long term double digit earnings accretion for WAMU's shareholders. For illustrative purposes, we have utilized IBES estimates for all WAMU projections. We aren't commenting on the accuracy of the IBES estimates, but are using them for an illustration, since they're publicly available.

As you can see in the column entitled "1996", ASB's current earnings run rate for 1996 plus the IBES estimate would result in 3.3% accretion, even before the realization of any cost savings or synergies.

Taking a look at the components of the income statement which result in this level of accretion, you will see ASB's projected net income reduced by the actual holding company interest expense. The sum of these two lines represents the acquired net income.

The next line item reflects the earnings pickup from our ability to retain more of American's loan originations as a result of higher capital retention than was assumed in American's business plan. This will be detailed for you in a minute. Net cost savings, shown here as totaling $30MM on an after tax basis in 1998, will also be detailed shortly.

As you will see on the next line, we plan on retiring certain of Keystone's financings in the first quarter of 1997, which includes $80 million of 17.25% preferred and $365 million of other high cost debt. The figure shown here reflects the net add back of the existing expense, less our interest cost of retiring the debt. You should note that these synergies are automatic and require no consolidation and/or operational moves on our part.

Please note that our calculations do not take into account any revenue enhancements from expanding ASB's product offerings to match WAMU's. Nor have we included potential enhancements from replacing WAMU's lower yielding mortgage backed securities with higher yielding adjustable rate loans.

When you put it all together, you can see why we expect the deal to be immediately accretive before any of the incremental cost savings are taken into account and why we expect it to be about 20% accretive to WAMU shareholders in the long run.

SLIDE #15: NET INTEREST INCOME PICKUP

American currently generates more ARMs than its capital allows it to retain. Using the capital generated by synergies resulting from the merger as well as incremental capital from reducing Keystone's dividend to our current payment of about 30% of earnings allows us to retain these excess originations.

These originations earn an incremental spread of 250 basis points pre-tax. As the slide shows, by 1998 we expect to be able to increase the pro forma ARM portfolio by $3.2 billion, which is expected to produce $39 million in incremental after-tax net income.

SLIDE #16: COST SAVINGS ESTIMATES

We are projecting cost savings equal to 20% of American's non-interest expenses, which will be fully realized within the second year of combined operations. We believe these estimates to be conservative and frankly below what we have delivered in other market extension transactions. Not surprisingly, most of the savings come from corporate expenses. On the retail side, we expect modest cost savings to be offset by the additional expenses necessary to expand American's product offerings to that of WAMU. No branch closings are expected at this time. Reflecting what we believe are conservative assumptions, no revenue enhancements have been included in these projections, despite assuming additional costs to broaden American's product lines. As I mentioned earlier, we anticipate being able to convert ASB's systems within 6 months of closing and expect to be able to fully recognize these projected cost savings by 1998.

SLIDE #17: TRANSACTION CHARGE DETAIL

We are estimating an upfront charge of about $200MM after-tax, with the detail shown here. As you can see, approximately one half of this charge comes from an additional loan loss reserve. There are many valid processes for establishing the appropriate reserve levels. Ours tends to emphasize the relationship of the loss reserve to non-performing loans. This charge brings this transaction to our standard, with some allowance for estimation error.

The other changes relate to severance, call premiums for the retirement of Keystone's debt and preferred, transaction costs related to this deal, paying off past management incentive programs and charges for canceling service and other contracts.

SLIDE #18: PRO FORMA ASSET QUALITY

American's asset quality ratios are much better than its California peers. As you will also see in the Appendices we have provided, American's asset quality ratios have also been improving over recent periods (page 47). With an additional $125 million in reserves, the pro forma asset quality ratios will remain well within our 5-year targets, with bank's NPAs/Assets of 0.77% versus our target of [less than] 1%.

SLIDE #19: PRO FORMA CAPITAL BASE

This slide provides the detail of the pro forma holding company capital ratios. The combination allows WAMU to deploy excess capital strategically while maintaining capital levels in excess of well-capitalized benchmarks.
We also have considerable capital flexibility.

SLIDE #20: PRO FORMA EARNING ASSET MIX

The combined company will have a conservative and well-diversified asset mix. We'll be the dominant West Coast home lender, and we expect to significantly reduce interest rate risk in the process; I have slides illustrating both of these points.

SLIDE #21: PRO FORMA LIABILITY COMPOSITION

The transaction more than doubles WAMU's deposits to $24 billion. However, our present deposit mix is less dependent on CDs than American's and we expect them over time to develop a greater proportion of checking, savings and money-market balances from their customer base.

SLIDE #22: BALANCE SHEET OPPORTUNITIES

Pro forma for this transaction, 18% of our balance sheet will consist of wholesale banking assets and liabilities. This component of the balance sheet utilizes approximately $360 million of capital at spreads that are below our retail and commercial banking spreads. This additional $360 million leaves WAMU with ample flexibility to pursue additional acquisitions and increase the retail and commercial banking components of the balance sheet as opportunities arise. Our pro forma numbers do not, however, make any allowance for the redeployment of the excess capital and any better use of it would obviously be additive to our pro forma EPS.

SLIDE #23: REDUCES INTEREST RATE SENSITIVITY

One of our 1995 five year goals, which we introduced last year, is to reduce our one year gap from 20% to below 10% by the year 2000. We've moved there on our own. This acquisition increases adjustable rate assets from 42% of assets to 63%. Retail deposit funding also increases from 49% of assets to 56%. These changes significantly reduce WAMU's interest rate risk, while still enhancing profitability.

SLIDE #24: ACCELERATES ACHIEVEMENT OF 5-YEAR GOALS

As I've said repeatedly today and at prior presentations, our management team is highly focused on achieving the 5 year goals set forth previously and shown on this slide. This slide reflects June 30, 1996 results, assuming the cost savings and capital restructuring had been completed. It does not reflect what we expect to be improved operating performance at American, nor the improvements in WAMU performance that is projected by IBES.

As you can see, the acquisition accelerates the achievement of many of our 5-year goals, notably so as it pertains to the return on common equity, which improves to 17.8% and operating efficiency which falls to 48%. Although ROE and EPS growth are our primary targets, we note that pro forma ROA remains below plan, although we would anticipate being able to reach the 1.20% ROA target by 1999 and possibly as early as 1998.

SLIDE #25: SUMMARY FINANCIAL IMPACT

In summary, the high points as I see them with respect to the financials are as follows:

- -     About a 3.3% deposit premium for a major deposit franchise and even factoring in all of the restructuring charges - about 4.4%, at closing.

- -     The transaction is immediately accretive even before any synergies are achieved

- -     Thirdly, the accretion levels are based on consistently conservative assumptions.

- -     Lastly, the transaction continues to leave WAMU conservatively capitalized while reducing interest rate risk and allowing the company to accelerate the achievement of its 5-year financial goals.

SLIDE #27: COMPELLING STRATEGIC FIT

Turning to the strategic fit between the two entities, I think it is fair to say that as we reviewed potential combinations, there was not a one that had as apparent and compelling a strategic fit as we found in ASB.

Our balance sheets complement one another beautifully, as we bring a considerable amount of excess capital and liquidity to the table which can be deployed to take full advantage of ASB's excess origination capabilities and solid retail funding base.

The franchises themselves are highly complementary both from a geographic and business perspective. You'll see our market share numbers in a minute and see that we will truly be unique in terms of our presence and distribution capabilities on the West Coast.

Lastly, ASB provides WAMU with a unique platform for further growth, whether this be through acquisition opportunities or through leveraging ASB's franchise in much the same way that we have leveraged WAMU's franchise to date.

SLIDE #28: UNIQUE BALANCE SHEET FIT

As we've highlighted, the balance sheet fit between our respective organizations is unique and very strong.

ASB's strong ARM generation matches well with WAMU's ability to portfolio the excess originations. The combination also leverages our excess capital strategically, while providing returns better than those available on an equivalent stock buy back.

On the asset side, we will be mixing WAMU's ARM portfolio, which consists primarily of Treasury-indexed ARMs, with American's portfolio which is primarily COFI-indexed.

Furthermore, 85% of American's assets are adjustable rate, which offsets the impact of our primarily fixed rate portfolio.

On the liability side, American's higher component of retail funding reduces our overall reliance on wholesale funding.

SLIDE #29: CREATES WEST COAST POWERHOUSE

As the map shows, American's California franchise, when combined with ours, gives us a compelling West Coast franchise currently serving more than 1.3 million households. Focusing on California, you can see that American's franchise is well balanced between the North and South, with concentrations in San Francisco and Los Angeles. Pro forma, WAMU will have a statewide franchise that we expect to be able to build upon in the years to come.

SLIDE #30: CREATES WEST COAST POWERHOUSE

As you see, we will have a very significant deposit position on the West Coast.

SLIDE #31: LEADING LOAN ORIGINATION CAPABILITY

Loan origination volumes are equally compelling, with more than $7.5 billion in combined loan originations in 1995 and the leading single family mortgage market share in Washington and Oregon and the number two position in California.

Both companies have large loan servicing portfolios and have efficient operations. We have not factored a consolidation into our pro-formas as we want to see how great potential savings might be. The point is that there is a large and stable fee income source.

SLIDE #32: LEADING SFR ORIGINATION MARKET SHARE

As I just mentioned, our market share in single family lending is very strong. In California, American's loan originations exceeded more recognizable institutions including Home, Great Western and Countrywide, while in our existing markets we have been able to establish the leading market share, ahead of both Norwest and BankAmerica.

SLIDE #33: CONTINUED GROWTH THROUGH ACQUISITIONS

American provides a framework for additional growth through acquisitions. For illustration purposes, we have shown the number of mid-sized independent institutions in our major markets. As you can see, the entry into California provides the opportunity to acquire significantly more franchises, as the number of independent California franchises is more than twice those available in the rest of our markets. As I think we have shown over the years, we have exercised considerable financial discipline when undertaking acquisitions. We will continue to exercise the strictest discipline in analyzing opportunities going forward.

Combining with American gives us the potential for great cost savings with any future in-market acquisitions, and maintains our competitive ability vis-a-vis other acquirors.

SLIDE #34: LEVERAGING ASB'S FRANCHISE

We plan to leverage American's franchise much like we have leveraged our own. With our infrastructure and systems in place, as well as additional costs budgeted into our forecasts, we plan to expand American's share of its customers' wallet though the expansion of retail products, such as those shown here.

Some of you may see some risk of a step backward into the thrift industry. We disagree for two essential reasons. First, American has already begun to move toward retail products like these. Our experience should help accelerate that move. Secondly, this marketplace is ripe for our product set, based on research we've done with the California consumer. We expect the consolidation of the major California banks will give American many new customer acquisitions. So this is truly like adding fuel to the momentum we've been building.

As I said earlier, revenue generation from sales of these products has not been incorporated in the analysis we have set forth in this presentation, although the costs associated with introducing these products have been taken into account.

Some may also question if American represents a departure from our strategy of building a separately branded, super regional community-based commercial bank to complement our consumer bank. Let me emphasize that we remain very committed to this strategy. We intend to devote even more capital and resources to our commercial banks than we have in the past. And American only heightens our interest in finding suitable commercial banking acquisitions in California as well as in our existing 5 state market area.

SLIDE #36: CREATES SHAREHOLDER VALUE

As I mentioned to you at the beginning, I believe this transaction to be demonstrably additive to shareholder value.

Our pro forma return on common equity will be the best in our industry and it will also be in line with high performing commercial banks, which we believe is the peer group to which we should be compared. We've shown you there is a basis for strong EPS growth. Also, our operating efficiency will be very good by any standard.

Lastly, we hope this transaction will give you yet another reason to view us as a unique investment opportunity. In the ten years ending last December, we have provided our common shareholders with a 27.1% compounded annual total return, nearly double the S&P 500 and better than all major west coast banks and thrifts.

I'll come back to P/E ratios in a minute.

SLIDE #37: PROFITABILITY STATISTICS

This slide shows our pro forma ROE, ROA and efficiency ratio statistics as of mid-year 1996 had we been combined with ASB and achieved all the synergies which we have talked about today.

As you can see, our ROE statistic is right on top of the bank peer group average and considerably ahead of the thrifts. From an ROA perspective, we would continue to be below where we want to be, although I would remind you that these numbers are based on first half

1996 results and that both WAMU and ASB are making significant progress on improving that number on a stand alone basis. As I mentioned, we believe this transaction will accelerate our ability to eventually reach our 5 year goal of a 1.20% ROA.

As you can see just below those numbers, our price to earnings multiples are significantly below those of either peer group.

SLIDE #38: MEANINGFULLY ENHANCES EPS GROWTH

On this slide, you see that using the IBES-based approach I described earlier, EPS growth over the next three years would grow at a compounded annual rate of 20% vs the current consensus of around 13%. I'd remind you that this is before any possible deployment of additional excess capital.

SLIDE #39 & 40: UNIQUE INVESTMENT OPPORTUNITY

As you can see on both this and the next slide, a recent trend in bank and thrift stocks is the increasingly apparent correlation between valuations and reported returns on equity. Measured either by price to book (this slide) or price to earnings (next slide), WAMU has been trading below the regression line, I believe because of investor concerns over interest rate risk.

As we have discussed, pro forma for this transaction we have significantly reduced interest rate risk while generating double digit EPS accretion without significantly diluting tangible book value per share. The gap between WAMU's valuations and the two regression lines is pretty significant. This is especially so when you add the meaningful improvement in our interest rate risk profile.

SLIDE #41: CONCLUSION

In summary, allow me to reiterate how excited we are about the prospects of this combination. This transaction is unique in that it is both extremely financially attractive while being compelling strategically. This combination not only creates shareholder value today, but also continues to position WAMU as a unique investment opportunity.

Thank you for you time. Mario Antoci from American and Bob Bass from Keystone/Bass Group will make short presentations, after which time I will attempt to answer any questions you might have.